Financial Industries Corporation Announces Merger With Americo

AUSTIN, TX -- 01/15/2008 -- Financial Industries Corporation (PINKSHEETS: FNIN) and Americo Life, Inc. announced today they have entered into an agreement and plan of merger pursuant to which Americo will acquire FIC.

Under the terms of the agreement, FIC shareholders will receive $7.25 per share in cash, which represents a 30.6 percent premium over the previous day's closing price. The total transaction is valued at $74.7 million.

The merger is subject to customary closing conditions, including shareholder and regulatory approvals, and is expected to close in the second quarter of this year.

FIC, through its Investors Life Insurance Company of North America subsidiary, markets and underwrites individual life insurance products. For more information on FIC, go to http://www.ficgroup.com on the Internet.

Statements in this document relating to future developments, disclosures and other statements that are not historical facts are forward-looking statements. Actual results may differ materially from these forward-looking statements as a result of market conditions, the timing and results of FIC's audits, reviews and filings with regulatory bodies, the interest of and actions by third parties engaging in transactions with FIC and other factors contained in FIC's Form 10-K for the year ended Dec. 31, 2006, and other filings with the SEC.

Contact Information:
Financial Industries Corporation
Shannon Coffin
Phone:  512-404-5550
E-mail:  ir@ficgroup.com